Exhibit 10.3

EXECUTION

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of July 9, 2014 (the “Effective Date”), by and between Global Eagle Entertainment Inc., a Delaware corporation (the “Company”), and David M. Davis (the “Executive”). The Company and the Executive are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”

WHEREAS, the Executive previously entered into an Executive Employment Agreement with the Company, dated January 31, 2013, as amended (the “Original Employment Agreement”);

WHEREAS, the Company and Executive now wish to replace the Original Employment Agreement with this new Agreement as of the Effective Date;

WHEREAS, Executive has substantial business knowledge and expertise and the Company desires to retain the knowledge, expertise and experience of the Executive to assist in the operations and management of the Company;

WHEREAS, the Executive acknowledges that the Company expends substantial resources establishing long term relationships with its customers, clients and suppliers and the Executive will from time to time during the course of his employment be exposed to such customers, clients and suppliers and prospective customers, clients and suppliers; and

WHEREAS, all of the foregoing recitals are incorporated into the covenants of this Agreement as if set forth herein at length.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.             Employment. The Company will employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement, on an “at will” basis, which means that either the Company or Executive may terminate the Executive’s employment with the Company at any time and for any or no reason. The period commencing with the Effective Date and ending on the effective date of any termination of employment hereunder is referred to herein as the “Employment Period.”

2.             Position and Duties.

(a)        During the Employment Period, the Executive will serve as the Chief Executive Officer of the Company and will have the normal duties, responsibilities and authority of this office, all subject to the power of the Board (as defined in Section 9 below) to expand such duties, responsibilities and authority, including without limitation appointing the Executive as an officer of one or more Subsidiaries.

(b)        During the Employment Period, the Executive will report to the Board of Directors and devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries, and to the performance of such duties as may be assigned to him from time to time by the Company. The Executive will act in the best interest of the Company and its Subsidiaries and, except as may be specifically permitted by the Board, will not engage in any other business activity. The Executive will perform his duties, responsibilities and functions on behalf of the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

(c)        Effective as of January 17, 2014, the Executive’s home office of employment has been Minneapolis, Minnesota and the Executive shall establish a permanent residence in the metropolitan area where the Company is headquartered, which is currently Los Angeles, California, by August 1, 2015.

(d)        The Executive acknowledges and agrees that Section 2(a) of this Agreement does not constitute a contractual restriction on the Board’s ability to alter the duties and responsibilities of Executive so long as such altered duties are generally consistent with the duties of a Chief Executive Officer.

3.             Compensation.

(a)        During the Employment Period, the Executive’s base salary will be $500,000.00 per annum (as adjusted from time to time, the “Base Salary”). The Executive’s Base Salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices and will be reviewed in January 2015 and each calendar year thereafter and may be adjusted upward in the sole discretion of the Board.

(b)        In addition to the Base Salary, during the Employment Period, the Executive shall be entitled, upon achieving individual and Company performance goals to be determined by the Board in its sole discretion, to an annual bonus in an amount determined by the Board in its sole discretion. Executive’s target bonus for each year shall equal 75% of Executive’s Base Salary, but the bonus may be, in the discretion of the Board, increased to up to 150%. The Board and Executive shall mutually determine the performance criteria for the foregoing bonus for each fiscal year within the first 30 days of such year; provided, that, the Board and Executive shall meet and confer on mutually agreeable performance criteria for the period from the Effective Date through December 31, 2014 within thirty (30) days of the Effective Date. Such bonus, if any, shall be paid to the Executive by March 15th of the year following the year in which the bonus was earned. The Company reserves the right, but is not required, to adopt a bonus plan, pursuant to the terms of which the above bonus is provided, including a bonus plan that is intended to award performance-based compensation that is exempt from the deduction limit under Section 162(m) of the Internal Revenue Code.

(c)        Subject to the terms and conditions of equity incentive agreements included in the Plan (as defined below), between the Company and the Executive, the Company shall grant to the Executive options, pursuant to the Company’s 2013 Equity Incentive Plan (the “Plan”), to purchase an aggregate of 800,000 shares of common stock of the Company, par value $0.0001 per share. Such options shall vest as follows: (i) 25% on the first anniversary of the date of grant and (ii) 75% ratably over the next three years on a monthly basis until fully vested. Executive acknowledges that 700,000 options of the foregoing options were granted to Executive prior to the Effective Date and the remaining 100,000 options will be granted to Executive and commence vesting concurrently with the Effective Date.

(d)        The Company may withhold from all salary, bonus or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

4.             Benefits. In addition to the Base Salary and other compensation provided for in Section 3 above, the Executive will be entitled to the following benefits during the Employment Period:

(a)        The Executive will be entitled to participate in the Company’s paid-time-off policy for which other executive level employees of the Company are generally eligible, subject to any eligibility requirements of such plans and programs.

(b)        The Executive will be entitled to participate in the Company’s health and welfare benefit programs for which other executive level employees of the Company are generally eligible, subject to any eligibility requirements of such plans and programs.

(c)        The Company will reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(d)        The Company will reimburse the Executive for all reasonable commuting and temporary residence/hotel costs until the Executive establishes a permanent residence in the metropolitan area where the Company is headquartered, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(e)        In connection with the Executive establishing a permanent residence in the metropolitan area where the Company is headquartered, the Company will reimburse the Executive for all reasonable relocation expenses, including the movement of household goods, in an amount not to exceed $25,000, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

5.             Termination.

(a)        The Executive’s employment with the Company and the Employment Period will end on the earlier of (i) the Executive’s death or mental or physical disability (considering reasonable accommodation) or incapacity (as determined by a physician selected by the Company in its good faith judgment) for one hundred twenty (120) consecutive days or one hundred eighty (180) days out of any three hundred sixty (360) day period, (ii) the Executive’s resignation or (iii) termination by the Company at any time with or without Cause (as defined below). Except as otherwise provided herein, any termination of the Employment Period by the Company or by the Executive will be effective as specified in a written notice from the terminating Party to the other Party.

(b)        If, during the Employment Period, the Executive’s employment with the Company is terminated pursuant to Section 5(a)(i) above, or is terminated by the Company with Cause, or if the Executive resigns for any reason other than Good Reason (as defined below), then the Executive will only be entitled to receive his Base Salary through the date of termination and will not be entitled to any other salary, bonus, severance, compensation or benefits from the Company or any of its Subsidiaries or affiliates thereafter, other than those expressly required under applicable law (such as the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)); provided, however, that with respect to termination by the Company for Cause pursuant to clause (viii) of the definition of Cause, if (i) within twenty-one (21) days of his termination the Executive executes a general release and non-competition agreement in favor of the Company, its Subsidiaries and their affiliates in the form of Exhibit A hereto and such release becomes effective and is not revoked, and (ii) the Executive complies with the terms of this Agreement (other than provision 2(c)), the Executive will be entitled to receive his Base Salary and continuance of health and welfare benefits (in all cases of continuance of health and welfare benefits, via reimbursement of the Company portion of COBRA and related premiums) for a period equal to six (6) months after the date of termination.

(c)        If (i) the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive with Good Reason, during the Employment Period, and, in either case, (ii) within twenty-one (21) days of his termination the Executive executes a general release and non-competition agreement in favor of the Company, its Subsidiaries and their affiliates in the form of Exhibit A hereto and such release becomes effective and is not revoked, and (iii) the Executive complies with the terms of this Agreement, the Executive will be entitled to receive (a) the continuation of health and welfare benefits for a period equal to one (1) year after the date of termination plus an amount in cash equal to one hundred seventy five percent (175%) of Executive’s then-current base salary and (b) a period of twelve (12) months following the Executive’s last day of employment with the Company to exercise all vested equity incentive awards (unless the period provided for under the applicable plan for the particular award would provide for a longer period of exercise following termination of employment in similar circumstances). The severance payment payable to the Executive pursuant to this clause (c) of this Section 5 will be paid in one lump sum and in the manner set forth in Section 3 hereof. Notwithstanding the foregoing, for so long as the Company is a “public company” within the meaning of Internal Revenue Code Section 409A, any amounts payable to the Executive during the first six (6) months and one (1) day following the date of termination pursuant to this Section 5(c) will be deferred until the date which is six (6) months and one (1) day following such termination, and if such payments are required to be so deferred the first payment will be in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the date of termination of employment if deferral had not been required.

(d)        If (i) at any time during the term of this Agreement there is a Change of Control (as defined in the Plan) and within one (1) year of such Change of Control, the Executive elects to terminate this Agreement for Good Reason or the Company elects to terminate this Agreement for any reason other than Cause, (ii) within twenty-one (21) days of his termination the Executive executes a general release and non-competition agreement in favor of the Company, its Subsidiaries and their affiliates in the form of Exhibit A hereto and such release becomes effective and is not revoked, and (iii) the Executive complies with the terms of this Agreement, the Executive shall be entitled to (w) receive the continuation of health and welfare benefits for a period equal to one (1) year after the date of termination, (x) an amount in cash equal to three hundred fifty percent (350%) of Executive’s then-current base salary, (y) acceleration of all of the Executive’s unvested awards pursuant to any equity incentive plan grant made prior to the Executive’s last day of employment with the Company, and (z) a period of twelve (12) months following the Executive’s last day of employment with the Company to exercise all vested equity incentive awards (unless the period provided for under the applicable plan for the particular award would provide for a longer period of exercise following termination of employment in similar circumstances). Notwithstanding Section 5(c) above, if the Executive receives the payments provided for in this Section 5(d), the Executive is not entitled to any payments pursuant to Section 5(c). The severance payment payable to the Executive pursuant to this clause (d) of this Section 5 will be paid in one lump sum and in the manner set forth in Section 3 hereof.

(e)        Except as otherwise expressly provided herein, all of the Executive’s rights to salary, bonuses, fringe benefits, severance and other compensation hereunder or under any policy or program of the Company which accrue or become payable on or after the termination of the Employment Period will cease upon such termination other than those expressly required under applicable law (such as COBRA).

(f)        For purposes of this Agreement, “Cause” will mean (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, unethical business conduct, disloyalty, fraud or breach of fiduciary duty, (ii) reporting to work under the influence of alcohol, (iii) the use of illegal drugs (whether or not at the workplace) or other conduct, even if not in conjunction with his duties hereunder, which could reasonably be expected to, or which does, cause the Company or any of its Subsidiaries material public disgrace, disrepute or economic harm, (iv) repeated failure to perform duties as reasonably directed by the Board and/or the Company’s principal executive officer, (v) gross negligence or willful misconduct with respect to the Company or affiliates or in the performance of the Executive’s duties hereunder, (vi) obtaining any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, the Company, its Subsidiaries or any of their affiliates, (vii) materially violating any of the terms of the Company’s, its Subsidiaries’ or any of their affiliates’ rules or policies which, if curable, is not cured to the Board’s satisfaction within fifteen (15) days after written notice thereof to the Executive, or any other breach of this Agreement or any other agreement between the Executive and the Company or any of its Subsidiaries which, if curable, is not cured to the Board’s satisfaction within fifteen (15) days after written notice thereof to the Executive or (viii) failure of the Executive to establish a permanent residence in the metropolitan area where the Company is headquartered by August 1, 2015. For purposes of this Agreement, “Good Reason” shall mean (i) the Executive is assigned duties materially inconsistent with the Executive’s position as set forth in Section 2(a) of this Agreement, provided that any such assignment of duties (x) shall only constitute “Good Reason” during the ninety (90) day period following the date of such assignment (after which it shall be deemed waived by the Executive if prior thereto the Executive has not exercised his right to resign for “Good Reason”), (y) shall not constitute “Good Reason” when it is an isolated action not taken in bad faith and that is remedied promptly after written notice thereof by the Executive to the Company, and (z) shall not constitute “Good Reason” if the Executive shall have consented to the performance thereof or (ii) any breach of a material term of this Agreement by the Company, which breach is not cured within thirty (30) days following written notice to the Company of such breach, or (iii) following the Executive’s relocation to the Los Angeles Area, the Company requiring the Executive, without the Executive’s prior consent, to be permanently based at any office located more than forty-five (45) miles from the Company’s headquarters, excluding travel reasonably required in the performance of the Executive’s duties hereunder and travel consistent with the Executive’s activities prior to the Effective Date.

6.             Confidentiality, Proprietary Information and Investment Assignment Agreement. Concurrently with or prior to the execution of this Agreement, the Executive shall have signed a Confidentiality, Proprietary Information and Invention Assignment Agreement in the form required to be executed by each employee of the Company.

7.             Return of Corporate Property. The Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by the Executive concerning any information relating to the business of the Company or any of its Subsidiaries, whether confidential or not, are the property of the Company. The Executive will deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to the Company or any of its Subsidiaries which includes, but is not limited to, any materials that contain, embody or relate to the confidential information, work product or the business of the Company or any of its Subsidiaries, which he may then possess or have under his control. The Executive will take any and all actions reasonably deemed necessary or appropriate by the Company from time to time in its sole discretion to ensure the continued confidentiality and protection of the confidential information.

8.             Executive’s Representations. The Executive hereby represents and warrants to the Company that (i) he has entered into this Agreement of his own free will for no consideration other than as referred to herein, (ii) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, (iii) the Executive is not a party to or bound by any employment, non-competition, confidentiality or other similar agreement with any other Person and (iv) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that the Executive has had the opportunity to consult with independent legal counsel regarding the Executive’s rights and obligations under this Agreement and that the Executive fully understands the terms and conditions contained herein.

9.             Definitions.

“Board” means the Board of Directors of the Company.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.

“Subsidiaries” means any corporation, limited liability company or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company or any corporation or other entity of which the Company or one of their Subsidiaries serves as the managing member or in a similar capacity, in each case either directly or through one of more Subsidiaries.

10.           Survival. Sections 5 through 23 will survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

11.           Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, sent by facsimile (with hard copy to follow by regular mail) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Executive:

David M. Davis

18815 Bearpath Trail

Eden Prairie, MN 55347

Notices to the Company:

Global Eagle Entertainment Inc.

4553 Glencoe Avenue, Suite 300

Marina Del Rey, CA 90292

Attention: LEGAL NOTICES/General Counsel

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10173
Attn: Joel L. Rubinstein

Fax: (646) 390-1209

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

12.           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.           Complete Agreement. This Agreement, and any agreement entered into between the Executive, on the one hand, and the Company or any of its Subsidiaries, on the other hand, on the date hereof embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Executive, on the one hand, and the Company or any of its Subsidiaries, on the other hand, written or oral, with respect to Executive’s employment with the Company; provided, that, the previously executed confidentiality and invention assignment agreement, any officer and director indemnification agreement and all equity incentive award agreements granted to Executive shall remain in effect following the date hereof. Upon the Effective Date, the Executive hereby releases and waives any claims or rights he may have under any prior agreement or understanding, including the Original Agreement, he may have with the Company or any of its Subsidiaries, affiliates or predecessors, including, but not limited to, any claim for severance or other benefits.

14.           Counterparts. This Agreement may be executed in separate counterparts (including by facsimile and electronic signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.           No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the parties hereto, and no rule of strict construction will be applied against any Person.

16.           Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns. The Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company. The Company may assign its rights and obligations hereunder, without the consent of, or notice to, the Executive, to any of the Company’s affiliates or any Subsidiary of the Company or to any Person that acquires the Company or any portion of its business or its assets, in which case all references to the Company will refer to such assignee.

17.           Choice of Law. THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.

18.           Arbitration. Any and all claims or controversies arising out of or relating to the Executive’s employment, the termination thereof, or otherwise arising between the Executive and the Company shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration before a single arbitrator in Los Angeles, California, in accordance with then-current rules of the American Arbitration Association applicable to employment disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. The obligation to arbitrate such claims shall continue forever, and the arbitrator shall have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to award any and all damages otherwise recoverable in a court of law. The arbitrator shall not have the authority to add to, subtract from or modify any of the terms of this Agreement. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. The Executive will pay the then-current Superior Court of California filing fee towards the costs of the arbitration (i.e., filing fees, administration fees, and arbitrator fees), and each party shall be responsible for paying its own other costs for the arbitration, including, but not limited to, attorneys’ fees, witness fees, transcript fees, or other litigation expenses. The Executive shall not be required to pay any type or amount of expense if such requirement would invalidate this agreement or would otherwise be contrary to the law as it exists at the time of the arbitration. The prevailing party in any arbitration shall be entitled to recover its reasonable attorney’s fees and costs, where authorized by contract or statute. This section does not apply or restrict either the Company or the Executive from seeking equitable relief, including injunctive relief, from any court having competent jurisdiction for violating this Agreement or any applicable law.

19.           Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

20.           Withholding; 280G. The Company and its Subsidiaries will be entitled to deduct or withhold from any amounts owing to the Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to the Executive’s compensation or other payments from the Company or any of its Subsidiaries or the Executive’s ownership interest in the Company or any of its Subsidiaries or its parent (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, the Executive will indemnify and hold harmless the Company and its Subsidiaries for any amounts paid with respect to any such Taxes (but not including any penalties or interest due thereon, all of which shall be the responsibility of the Company). Notwithstanding any provision of this Agreement or any plan to the contrary, if all or any portion of the payments or benefits received or realized by Executive pursuant to this Agreement either alone or together with other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company or any of its Subsidiaries or its parent would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and/or any corresponding and applicable state law provision, the payments or benefits provided to Executive under this Agreement will be reduced by reducing the amount of payments or benefits payable to Executive to the extent necessary so that no portion of Executive’s payments or benefits will be subject to the excise tax imposed by Section 4999 of the Code and any corresponding and/or applicable state law provision. In the event such a reduction in payments or benefits is required, the reduction shall be applied in a manner to minimize the total payments and benefits reduced by first reducing payments and benefits a greater percentage of which are treated as parachute payments. Notwithstanding the foregoing, a reduction will be made under the previous sentence only if, by reason of that reduction, Executive’s net after tax benefit exceeds the net after tax benefit he or she would realize if the reduction were not made. For purposes of this paragraph, “net after tax benefit” means the sum of (i) the total payments or benefits received or realized by Executive pursuant to this Agreement all or a portion of which would constitute a “parachute payment” within the meaning of Section 280G of the Code and any corresponding and applicable state law provision, plus (ii) all other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company and any of its Subsidiaries all or a portion of which would constitute a “parachute payment” within the meaning of Section 280G of the Code and any corresponding and applicable state law provision, less (iii) the amount of FICA taxes and federal or state income taxes payable with respect to the payments or benefits described in (i) and (ii) above calculated at the maximum marginal individual income tax rate (without considering deductibility of state tax for federal tax purposes) for each year in which payments or benefits are realized by Executive (based upon the rate in effect for that year as set forth in the Code at the time of the first receipt or realization of the foregoing), less (iv) the amount of excise taxes imposed with respect to the payments or benefits described in (i) and (ii) above by Section 4999 of the Code and any corresponding and applicable state law provision.”

21.           Corporate Opportunities. During the Employment Period, the Executive will submit to the Board all business, commercial and investment opportunities or offers presented to the Executive or of which the Executive becomes aware which relate to the business of the Company or its Subsidiaries as such business of the Company or its Subsidiaries exists at any time during the Employment Period (“Corporate Opportunities”). During the Employment Period, unless previously approved in writing by the Board, the Executive will not accept or pursue, directly or indirectly, any Corporate Opportunities on the Executive’s own behalf.

22.           Assistance in Proceedings. During the Employment Period and for one (1) year thereafter, the Executive will cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company or any Subsidiary (including, without limitation, the Executive being available to the Company and its Subsidiaries upon reasonable notice for interviews and factual investigations, appearing at the Company’s or any Subsidiary’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company and its Subsidiaries all pertinent information and turning over to the Company and its Subsidiaries all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments).

23.           Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

24.           Conflict. In the event of any inconsistency between any of the provisions of this Agreement and any of the provisions of any Company equity incentive plan or other agreement or instrument executed in furtherance hereof, this Agreement shall control.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement as of the date first written above.

COMPANY:

GLOBAL EAGLE ENTERTAINMENT INC., a Delaware corporation

By:	/s/ Jay Itzkowitz
Name:	Jay Itzkowitz
Title:	SVP, General Counsel, Secretary

/s/ David M. Davis
David M. Davis

EXECUTION

EXHIBIT A

WAIVER OF CLAIMS, GENERAL RELEASE AND NON-COMPETITION AGREEMENT

This Waiver of Claims, General Release and Non-competition agreement (the “Release”) is to confirm that the undersigned’s at-will employment with Global Eagle Entertainment Inc. (the “Company”) is terminated effective as of_______, _____ (the “Termination Date”). Effective as of the Termination Date, by execution of this Release, the undersigned (“you” or “Executive”) hereby resign from all offices you hold with the Company and any of its subsidiaries.

Please read this Release carefully. To help you understand the Release and your rights as a terminated employee, consult with your attorney.

Consistent with the provisions of that certain Employment Agreement by and between you and the Company dated as of [________], 2014 (the “Employment Agreement”), the Company will provide you with severance pay pursuant to the terms of the Employment Agreement. In consideration for the severance payments and other good and valuable consideration set forth in the Employment Agreement, you hereby agree as follows:

1. Release of Claims.

(a)           You hereby release and forever discharge the Company and each of its past and present officers, directors, employees, agents, advisors, consultants, successors and assigns from any and all claims and liabilities of any nature by you including, but not limited to, all actions, causes of actions, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), tort, pursuant to statute, or otherwise, that you now have, ever have had or will ever have based on, by reason of, or arising out of, any event, occurrence, action, inaction, transition or thing of any kind or nature occurring prior to or on the effective date of this Release. Without limiting the generality of the above, you specifically release and discharge any and all claims and causes of action arising, directly or indirectly, from your employment at the Company, arising under the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plan(s) of the Company), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Rehabilitation Act, the Americans With Disabilities Act, or any other law, statute, ordinance, rule, regulation, decision or order pertaining to employment or pertaining to discrimination on the basis of age, alienage, race, color, creed, gender, national origin, religion, physical or mental disability, marital status, citizenship, sexual orientation or non-work activities. Payment of any amounts and the provision of any benefits provided for in this Release do not signify any admission of wrongdoing by the Company, its Subsidiaries or any of their affiliates.

(b)          You acknowledge that you have been informed by your attorneys of the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”

In that regard, you hereby waive and relinquish all rights and benefits that you have or may have under Section 1542 of the California Civil Code or any similar provision of the statutory or non-statutory law of any other jurisdiction to the full extent that you may lawfully waive all such rights and benefits. In connection with such waiver and relinquishment, you acknowledge that you are aware that you may, on your own behalf or by and through your attorneys, hereafter discover claims or facts in addition to or different from those that you now know or believe to exist with respect to one or more of the parties released hereunder, but that it is your intention to finally settle and release all matters that now exist, may exist or heretofore have existed between you and all parties released hereunder. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different claims or facts by you, your attorneys or any other person.

2. Non-competition. In order to preserve and protect the goodwill and value of the Restricted Business (as defined below), Executive hereby agree as follows:

(a) During the period beginning on the execution of this Agreement, and ending on the first (1st) anniversary of such termination (in each case, the “Non-Competition Period”), Executive will not, either directly or indirectly, participate in any Restricted Business. For purposes of this Agreement, (A) the term “Participate” means to have any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise provided that the term “Participate” shall not include ownership of less than two percent (2%) of a class of stock of a publicly-held corporation which is traded on a national securities exchange or in the over-the-counter market, so long as the Company or such Executive does not have any active participation in the business or management of such entity; and (B) the term “Restricted Business” means any enterprise, business or venture anywhere within the United States of America and/or any other geographic areas in which the Company transacted business within the twenty-four (24) month period prior to the termination of Executive’s employment, which is active in the provisioning of inflight entertainment content and/or connectivity solutions and services.

(b)     During the Non-Competition Period Executive will not, either acting jointly or individually, (A) induce or attempt to induce any employee of the Company or any of its affiliates to leave such entity’s employ or in any way interfere with the relationship between the Company or its affiliates or successors and any of their employees, or (B) induce or attempt to induce any supplier, licensee, licensor, franchisee, customer or other business relation of the Business (“Customer or Business Relation”) to cease doing business with the Company or any of its affiliates or in any way interfere with the relationship between any member of the Company or any such Customer or Business Relation.

(c)       The Company would suffer irreparable harm from a breach of any of the covenants or agreements contained in this Section 2(c). In the event of an alleged or threatened breach by Executive of any of the provisions of this Section 2(c), the Company or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages, and the Non-Competition Period described above will be tolled with respect to Executive until such alleged breach or violation is resolved. The Executive agrees that the restrictions in this Section 2(c) are reasonable protections under the circumstances of the payment of the severance amounts set forth herein. If, at the time of enforcement of any of the provisions of this Section 2(c), a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Executive agrees that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

3.   Older Workers Benefit Protection Act. Pursuant to the Older Workers Benefit Protection Act, the Company hereby advises you that you should consult an attorney before signing this Release, that you are entitled to take up to twenty-one (21) days from the date of your receipt of this Release to consider it and that you may have seven (7) days from the date you sign this Release to revoke it. The revocation must be personally delivered to the Company’s Vice President – Human Resources or his/her designee, or mailed to them via certified mail, return receipt requested and postmarked within seven (7) calendar days of your execution of this Release. This Release shall not become effective or enforceable until the revocation period has expired. Nothing herein is intended to, or shall, preclude you from filing a charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in any investigation. You, however, explicitly waive any right to file a personal lawsuit and/or receive monetary damages that the agency may recover against each of the parties released in Paragraph 1 above, without regard as to who brought any said complaint or charge.

4.   Confidentiality of this Release. You agree that you shall keep the terms of this Release strictly confidential and not disclose, directly or indirectly, any information concerning them to any third party, with the exception of your spouse (if you have a spouse), financial or legal advisors, provided that they agree to keep such information confidential as set forth herein and not disclose it to others, and except as may be required by court order or legal process.

5.   Breach. You agree that all of the payments and benefits provided for in the Employment Agreement are subject to termination, reduction or cancellation in the event of your material breach of this Release.

6.   Enforcement. The parties agree that any legal proceeding brought to enforce the provisions of this Release may be brought only in the courts of the State of California or the federal courts located in California and each party hereby consents to the jurisdiction of such courts.

7.   Severability. If any of the terms of this Release shall be held to be invalid and unenforceable and cannot be rewritten or interpreted by the court to be valid, enforceable and to meet the intent of the parties expressed herein, then the remaining terms of this Release are severable and shall not be affected thereby.

8. Miscellaneous. This Release and the Employment Agreement constitutes the entire agreement between the parties about or relating to your termination of employment with the Company, or the Company's obligations to you with respect to your termination and fully supersedes any and all prior agreements or understandings between the parties.

9.   Representations. You affirm that the only consideration for signing this Release is described in the Employment Agreement as referenced herein and that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Release, and that you fully understand the meaning and intent of this instrument. You agree that you will not disparage the Company in any way, nor will you make any public comments or communications which tend to cast the Company, its owners, directors, officers or employees in a negative light.

You acknowledge that you have carefully read this Release, voluntarily agree to all of its terms and conditions, understand its contents and the final and binding effect of this Release, and that you have signed the same as your own free act with the full intent of releasing the Company from all claims you may have against it.

EMPLOYEE

[NAME]

Dated:

GLOBAL EAGLE ENTERTAINMENT INC.

By:
Name:
Title:

Dated:

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